UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 13, 2021

Perrigo Company plc

(Exact name of registrant as specified in its charter)

Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Sharp Building, Hogan Place, Dublin 2, Ireland D02 TY74

+353 1 7094000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares	PRGO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On July 13, 2021, Murray Kessler, Chief Executive Officer and President of Perrigo Company plc (“Perrigo” or the “Company”), met with The Irish Times to discuss Perrigo’s transformation to a pure-play consumer self-care company. Mr. Kessler also provided an update on the ongoing dialogue between Perrigo and the Irish Office of the Revenue Commissioners (“Irish Revenue”) regarding the Company’s pending appeal of the Notice of Amended Assessment dated November 29, 2018 (“NoA”), which claimed income tax payable in the amount of €1,636 million, not including interest or penalties, if applicable. Perrigo has been advised that the interview with Mr. Kessler will be embargoed until after the filing of this Current Report on Form 8-K.

As previously reported, the NoA relates to the income tax treatment of the 2013 sale of Tysabri® intellectual property and related assets by Elan Pharma to Biogen Idec. Elan Pharma recognized the receipts from that sale as trading income in its Irish tax returns, consistent with its historical practice. Irish Revenue has taken the position that the Tysabri® sale should be treated as a capital transaction taxable at a 33% rate, rather than a trading transaction taxable at a 12.5% rate. Perrigo strongly disagrees with this claim and has appealed the NoA with the Irish Tax Appeals Commission. The appeal is currently scheduled to be heard in November 2021.

Perrigo remains confident that Elan Pharma’s original income tax position is correct and would ultimately be confirmed through judicial process. However, in light of the risk and delays inherent in any litigation, in April 2021, Perrigo made a “without prejudice” written offer of settlement to Irish Revenue, detailing a possible framework for resolving this dispute. While that offer was not accepted, the Company’s representatives continue to meet and correspond with Irish Revenue and Perrigo anticipates further discussions with a view to resolving these technical and complex matters of Irish tax law.

Recently, Irish Revenue acknowledged in writing that not all relevant facts were known to them when they issued the NoA in 2018 and that, accordingly, Irish Revenue would not object if the Appeal Commissioner were to make certain adjustments reducing Irish Revenue’s original assessment. Such adjustments would reflect contingent royalty payments that were never received by Elan Pharma, deductions for acquisition and development costs incurred, and allowable losses and reliefs, and would, if allowed, result in an aggregate reduction of more than €660 million (approximately 40%) from the income taxes claimed in the NoA as issued. The reduced claim is not a settlement proposal or compromise by Irish Revenue, but rather a confirmation that Irish Revenue would not object to certain adjustments to the underlying assessment given facts now known to Irish Revenue that were not known to Irish Revenue when they issued the NoA in 2018. Accordingly, Perrigo believes that the maximum amount of income tax claims in dispute is now reduced to less than €1.0 billion, not including any interest or penalties, if applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)
PERRIGO COMPANY PLC

	By:	/s/ Todd W. Kingma
Dated: July 13, 2021		Todd W. Kingma
Executive Vice President, General Counsel and Secretary